Exhibit 99.1

Second Quarter 2017 Fixed Income Release

Denver, Colorado August 7, 2017: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed income borrowing groups for the three months ("Q2") and six months ("H1" or "YTD") ended June 30, 2017 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the June 30, 2017 unaudited condensed consolidated financial statements for each of our applicable fixed-income borrowing groups prior to the end of August 2017, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of June 30, 2017.

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Virgin Media Reports Preliminary Q2 2017 Results
Lightning Delivering: Achieved 127,000 Quarterly Build in Q2
Record Q2 RGU Net Additions Driven by Project Lightning and Growth on our Existing Footprint

Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering 14.3 million broadband, video and fixed-line telephony services to 5.8 million cable customers and mobile voice and data services to 3.0 million subscribers at June 30, 2017.

Operating highlights:

•	Added 127,000 Lightning[1] premises in Q2; cumulative build since launch totaled 796,000 through Q2

•	Delivered record Q2 RGU[2] net additions of 78,000 in Q2, up 56% year-over-year ("YoY") and 21,000 customer[3] net additions in our seasonally weakest quarter

◦	Performance reflects an increase in new customers taking a triple-play service with a 65% share during Q2 and customer churn[4] of 15.2%

•	Recorded our best ever Q2 video RGU additions of 33,000, compared to a prior-year loss of 17,000

◦	Video growth was stimulated by the relaunch of Virgin TV and the successful rollout of our Virgin TV V6 set-top box, which has significantly higher NPS scores than our legacy boxes

•
Our 33,000 broadband internet[5] net additions in Q2 includes a 31,000 gain in the U.K. representing an estimated 46% share of national broadband net adds and an even higher share of broadband net adds on our cable footprint in the U.K. during Q2

◦	Demand for higher broadband speeds remained strong with 60% of our total broadband base subscribing to ultrafast speeds of at least 100 Mbps at the end of Q2

◦	We are investing over £200 million in network capacity and other upgrades this year to meet the growth in data consumption and maintain our quality of service

•	In August, we announced a 4.7% average U.K. consumer price rise effective November 1, 2017

◦	Price rise will be supported by targeted service enhancements for the majority of impacted customers including speed increases, customer premises equipment ("CPE") upgrades and additional TV content

•	Enhanced the value of our mobile base through the conversion of low-ARPU prepaid subscribers to higher ARPU postpaid contracts and the migration of customers from 3G to 4G

◦	Q2 mobile postpaid net additions of 22,000 were offset by prepaid attrition, resulting in an 8,000 net decline to our mobile[6] base in Q2

◦	4G subscriptions were up 347,000 in Q2, and now represent 35% of our postpaid base

•	In the U.K., conversion of residential subscribers to our small office home office ("SOHO") bundles delivered strong business ("B2B") revenue growth in Q2

◦	Our U.K. SOHO customer base doubled YoY and SOHO RGUs increased 151% in Q2

◦	ARPU from SOHO up strongly YoY as customers subscribe to additional services

•	Cost efficiency efforts continuing, including the downsizing of our retail and property estate

Financial highlights*:

•	Rebased[7] revenue growth of 1% in Q2 was driven primarily by growth in residential cable and B2B, largely offset by a decline in residential mobile and other revenue

•	Rebased growth in residential cable revenue of 2% in Q2 was primarily driven by an increase in subscription revenue resulting from RGU additions

◦	Q2 ARPU[8] remained relatively flat compared with the prior-year period on an FX-neutral[9] basis, as the discounting and mix effects that impacted ARPU growth in Q1 continued in Q2

◦	Cable non-subscription revenue, not included in ARPU, increased 24% on a rebased basis due to higher installation revenue and activation fees related to our Virgin TV V6 set-top box

•
Residential mobile revenue declined by 8% on a rebased basis in Q2. This decline is impacted by the conversion of customers from subsidised phones to our "Freestyle" or "Split-Contract"[10] arrangements. Our Freestyle base grew by 303,000 over the last 12 months and now represents 82% of our U.K. postpaid handset base

◦
Q2 mobile subscription revenue includes increases of £9.5 million from growth in our Freestyle base and £3 million from growth in our SIM-only base. These revenue increases were offset by a £21 million reduction due to the decline in our subsidised handset base

◦	Residential mobile non-subscription revenue declined by 7% on a rebased basis in Q2 due to a decline in interconnect revenue as a result of less SMS usage and fewer handset sales

•	B2B rebased revenue growth of 4% in Q2 to £186 million driven by SOHO and SME

•
Other revenue declined by 15% on a rebased basis to £15 million in Q2, mainly due to lower advertising revenue from our Irish broadcast business, which benefited from carriage of the European football championships in Q2 2016

•	Operating income decreased by £1.5 million to £77.5 million in Q2 due to higher depreciation and amortisation charges, offsetting the improvement in Segment OCF

•
Rebased Segment OCF[11] growth of 4% included a £22.5 million benefit recognised in Q2 associated with a telecom operator's agreement to compensate Virgin Media and other communications providers for certain prior-period contractual breaches related to network charges

◦
Excluding this benefit, Segment OCF declined marginally as revenue growth was offset by a £9 million network tax increase following an April 1, 2017 increase in the rateable value of our existing U.K. and Irish networks, as well as higher marketing and programming costs

•
Property & equipment additions[12] increased to 36% of revenue in Q2 and to 32% of revenue in H1, as compared to 24% and 23% in the respective prior year periods due to higher new build and CPE spend, as we roll out our latest WiFi Hub and Virgin TV V6 set-top box

◦	2017 P&E additions are expected to range between 31% and 33% of revenue

•	As of June 30, 2017, our fully-swapped third-party debt borrowing cost[13] was 5.0% and the average tenor of our third-party debt (excluding vendor financing) was approximately eight years

•
Based on our Q2 results, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Secured Net Debt to Annualised EBITDA (last two quarters annualised) was 3.81x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.80x, each as calculated in accordance with our most restrictive covenants

•
As of June 30, 2017, we had maximum undrawn commitments of £675 million. When our compliance reporting requirements have been completed and assuming no changes from June 30, 2017 borrowing levels, we anticipate that all of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.14

Operating Statistics Summary

	As of and for the three months ended June 30,
	2017	2016
CABLE

Footprint
Homes Passed[15]	14,541,500	13,901,400
Two-way Homes Passed[16]	14,486,200	13,832,900

Subscribers (RGUs)[2]
Basic Video[17]	27,500	29,800
Enhanced Video[18]	4,078,800	4,006,100
Total Video	4,106,300	4,035,900
Internet[5]	5,394,400	5,172,200
Telephony[19]	4,792,000	4,739,900
Total RGUs	14,292,700	13,948,000

Q2 Organic RGU Net Additions (Losses)
Basic Video	(900)	(1,100)
Enhanced Video	34,000	(15,400)
Total Video	33,100	(16,500)
Internet	32,600	39,200
Telephony	12,400	27,400
Total organic RGU net additions	78,100	50,100

Fixed-Line Customer Relationships
Customer Relationships[3]	5,825,100	5,662,400
Q2 Organic Customer Relationship net additions	21,100	24,100

RGUs per Customer Relationship	2.45	2.46
Q2 Monthly ARPU per Customer Relationship[8]	£49.72	£49.61
U.K. Q2 Monthly ARPU per Customer Relationship	£49.92	£50.14
Ireland Q2 Monthly ARPU per Customer Relationship	€55.03	€55.47

Customer Bundling
Single-Play	17.2%	16.3%
Double-Play	20.2%	21.0%
Triple-Play	62.6%	62.7%

Fixed-mobile Convergence[20]	18.9%	19.3%

MOBILE

Mobile Subscribers[6]
Postpaid	2,460,600	2,356,200
Prepaid	575,500	677,000
Total Mobile subscribers	3,036,100	3,033,200

Q2 organic Postpaid net additions	22,100	41,400
Q2 organic Prepaid net losses	(29,600)	(16,100)
Total organic Mobile net additions (losses)	(7,500)	25,300

Q2 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	£10.63	£11.60
Including interconnect revenue	£12.04	£13.20

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2017 and 2016.

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2017	2016		2017	2016
	in millions, except % amounts
Revenue
Residential cable revenue:
Subscription	£853.7	£834.5	1.6%	£1,707.4	£1,657.6	2.2%
Non-subscription	22.8	18.3	23.9%	43.6	35.9	21.1%
Total residential cable revenue	876.5	852.8	2.1%	1,751.0	1,693.5	2.6%
Residential mobile revenue:
Subscription	97.0	105.1	(7.7%)	192.8	212.7	(9.4%)
Non-subscription	49.6	53.4	(7.1%)	97.2	103.6	(6.2%)
Total residential mobile revenue	146.6	158.5	(7.6%)	290.0	316.3	(8.3%)
Business revenue:
Subscription	13.5	6.5	104.5%	25.4	12.0	106.5%
Non-subscription	172.8	166.8	—%	343.7	330.1	0.7%
Total business revenue	186.3	173.3	3.8%	369.1	342.1	4.4%
Other revenue	15.1	12.6	(14.7%)	28.4	23.2	(9.6%)
Total revenue	£1,224.5	£1,197.2	0.9%	£2,438.5	£2,375.1	1.3%

Geographic revenue
U.K.	£1,137.5	£1,119.0	1.1%	£2,267.6	£2,221.5	1.6%
Ireland	£87.0	£78.2	(2.7%)	£170.9	£153.6	(2.7%)

Segment OCF
Segment OCF	£554.9	£533.4	3.9%	£1,078.2	£1,053.6	2.4%

Operating income	£77.5	£79.0		£137.4	£168.1
Share-based compensation expense	7.6	7.3		11.3	13.7
Related-party fees and allocations, net	31.1	36.7		60.9	61.4
Depreciation and amortisation	431.3	401.2		860.1	798.0
Impairment, restructuring and other operating items, net	7.4	9.2		8.5	12.4
Segment OCF	£554.9	£533.4		£1,078.2	£1,053.6

Segment OCF as a percentage of revenue	45.3%	44.6%		44.2%	44.4%

Operating income as a percentage of revenue	6.3%	6.6%		5.6%	7.1%

The table below highlights the categories of our property and equipment additions22 for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	in millions, except % amounts

Customer premises equipment	£117.9	£70.7	£243.5	£150.7
New build and upgrade	153.4	74.6	240.1	130.7
Capacity	32.5	39.6	65.7	71.1
Product and enablers	65.4	39.3	109.7	78.4
Baseline	69.6	57.3	110.0	108.0
Property and equipment additions	438.8	281.5	769.0	538.9
Assets acquired under capital-related vendor financing arrangements	(278.5)	(124.9)	(518.6)	(237.0)
Assets acquired under capital leases	(0.5)	(1.1)	(2.1)	(5.4)
Changes in liabilities related to capital expenditures (including related party amounts)	10.6	(9.9)	52.6	(2.8)
Total capital expenditures[23]	£170.4	£145.6	£300.9	£293.7

Property and equipment additions as a percentage of revenue	35.8%	23.5%	31.5%	22.7%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media's consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2017		2017
	Borrowing currency	£ equivalent
Senior and Senior Secured Credit Facilities:
Term Loan I (LIBOR + 2.75%) due 2025	$3,400.0	2,613.8	2,710.9
Term Loan J (LIBOR + 3.50%) due 2026	£865.0	865.0	865.0
VM Financing Facility	£56.9	56.9	25.2
£675.0 million (equivalent) Revolving Credit Facility (LIBOR + 2.75%) due 2021		—	—
Total Senior and Senior Secured Credit Facilities		3,535.7	3,601.1

Senior Secured Notes:
5.50% GBP Senior Secured Notes due 2021	£107.1	107.1	107.1
5.25% USD Senior Secured Notes due 2021	$447.9	344.3	357.1
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	326.7	338.9
6.00% GBP Senior Secured Notes due 2025[24]	£521.3	521.3	521.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	768.7	797.3
5.50% USD Senior Secured Notes due 2026	$750.0	576.6	598.0
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£400.0	400.0	400.0
Total Senior Secured Notes		4,931.7	5,006.7

Senior Notes:
4.875% USD Senior Notes due 2022	$118.7	91.2	94.6
5.25% USD Senior Notes due 2022	$95.0	73.0	75.7
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.375% USD Senior Notes due 2023	$530.0	407.4	422.6
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	384.4	398.7
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	403.6	392.3
5.75% USD Senior Notes due 2025	$400.0	307.5	318.9
Total Senior Notes		2,261.2	2,296.9

Vendor financing		801.3	847.3
Other debt		356.0	352.7
Capital lease obligations		59.4	67.0
Total third-party debt and capital lease obligations		11,945.3	12,171.7
Premiums, discounts, fair value adjustments and deferred financing costs, net		(53.2)	(54.1)
Total carrying amount of third-party debt and capital lease obligations		11,892.1	12,117.6
Less: cash and cash equivalents		36.0	48.5
Net carrying amount of third-party debt and capital lease obligations[25]		£11,856.1	£12,069.1

Exchange rate (€ to £)		1.1398	1.1725
Exchange rate ($ to £)		1.3008	1.2542

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Unitymedia Reports Preliminary Q2 2017 Results

Delivered €31 Million Year-Over-Year Improvement in Q2 Net Earnings; 6% Adjusted Segment EBITDA Growth in Q2
Analog TV Switch-Off Successfully Executed
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg, providing cable television, internet, fixed-line telephony and mobile services to 7.2 million customers at June 30, 2017.

Operating highlights:

•	Our strategy of focusing on high-value bundled propositions continued during the second quarter despite ongoing price aggressiveness by our competitors

•	Posted 54,000 RGU[2] additions in Q2, in-line with our Q1 performance, but representing a slowdown from the prior-year period

◦
Main operational focus in Q2 was the successful implementation of the analog TV signal switch-off and migration to a digital-only video experience to reallocate capacity for future TV and broadband services

▪
Customer migrations from analog to digital were supported by high customer care activity, including higher dedicated truck rolls to existing video customers to allow for a smooth transition and limited customer impact

▪	As a result, our Q2 video attrition was limited to 8,000 RGUs, representing an improvement from the 13,000 loss we experienced in the prior-year period

▪	Our enhanced TV customer base, which takes high-definition or other premium video services, increased by 33,000 during Q2

▪	Horizon TV subscriber base was up 23,000 in Q2 to 640,000 (10% of the TV base)

◦
Q2 broadband internet[5] and fixed-line telephony[19] RGU additions declined to 32,000 and 29,000, respectively, as we continued our high-value strategy, which placed most of our operational focus on the TV business during Q2

▪	Our Q2 result was impacted by the lower bundle discounts that we have been offering since February, as compared to our "high-speed weeks" promotion that we ran in Q2'16

▪	In addition, we did not follow the recent market trend of heavy year-one discounting

▪	We prioritized our truck roll capacity to service existing video subscribers in the digital migration process

•	Our clear focus on high-value bundles led to 5% revenue growth in Q2 versus the prior-year period, supported by 4% ARPU[8] per customer growth year-over-year

•	As part of the official network test from the European telco magazine Connect, we ranked first in terms of data connectivity among our national competitors

◦	To further enhance the WiFi speed experience, we shipped 200,000 WiFi Connect boxes to new and existing customers in Q2 (now at 877,000 or 26% of all broadband subscribers)

•	Business-to-business[26] (including Small Office/Home Office ("SOHO")) delivered 29% revenue growth in Q2, underpinned by continued strong SOHO RGU additions

•	Expanded our marketable footprint by 32,000 homes in Q2 (YTD: 73,000), including 13,000 upgrades during the quarter (YTD: 39,000)
Financial highlights*

•	Revenue increased 5% in both Q2 and the YTD period

◦
Revenue growth was primarily driven by (i) higher cable subscription revenue as a result of increases in subscribers and higher ARPU per RGU, (ii) higher low-margin handset revenue and (iii) B2B growth, primarily in the SOHO segment

◦
We expect H2 2017 to be adversely impacted by the analog switch-off, as the related loss of analog carriage fees is expected to result in a reduction of revenue, operating income and Adjusted Segment EBITDA of approximately €7.5 million per quarter

•	Net earnings were €15 million in Q2 (€23 million YTD), up €31 million compared to the prior-year period (up €46 million YTD)

◦
The improvement was primarily driven by the net effect of (i) lower impairment, restructuring and other costs related to an internal restructuring last year, (ii) higher Adjusted Segment EBITDA and (iii) higher related-party fees and allocations

•	Adjusted Segment EBITDA[27] grew 6% in Q2 and YTD

◦
The Q2 increases were primarily due to the net effect of (i) an increase in revenue, (ii) higher direct costs, primarily due to higher mobile handset sales, partially offset by lower fixed-line telephony call volumes and interconnect rates and (iii) cost containment of indirect costs

•
Property, equipment and intangible asset additions[12] during Q2 and the YTD period were 31% and 29% of revenue, respectively, as compared to 29% and 27%, respectively, during the corresponding prior-year periods

◦	Increases of €23 million and €48 million, respectively, were mainly driven by higher spend for CPE, partially due to digital set-top boxes for the analog switch-off and WiFi Connect boxes

•	At June 30, 2017, our fully-swapped third-party debt borrowing cost[13] was 4.6%, and the average tenor of our third-party debt (excluding vendor financing) was seven-and-a-half years

•
In June, we issued an $855 million (€749 million) term loan (Term Loan B Facility), of which $240 million (€210 million) was drawn as of June 30, 2017 and used to redeem 10% of our Senior Secured notes due 2023

◦	Term Loan B Facility was issued at LIBOR + 2.25% and was swapped into euro at a fixed rate of 2.61%, which will deliver significant annual interest expense savings

•
Based on our results for Q2 2017 and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Secured Net Debt to Annualized EBITDA (last two quarters annualized) was 3.86x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.86x, each as calculated in accordance with our most restrictive covenants

•
At June 30, 2017, we had maximum undrawn commitments of (i) €500 million under our revolving credit facilities and (ii) $615 million (€539 million) under the Term Loan B Facility. When our June 30, 2017 compliance reporting requirements have been completed and assuming no change from June 30, 2017 borrowing levels, we anticipate the full amount of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with EU-IFRS28. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under U.S. GAAP14. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2017	2016

Footprint
Homes Passed[15]	12,935,600	12,808,700
Two-way Homes Passed[16]	12,831,100	12,614,500

Subscribers (RGUs)[2]
Basic Video[17]	4,756,700	4,901,800
Enhanced Video[18]	1,632,800	1,543,600
Total Video	6,389,500	6,445,400

Internet[5]	3,389,500	3,207,500
Telephony[19]	3,166,200	2,998,700
Total RGUs	12,945,200	12,651,600

Q2 Organic RGU Net Additions (Losses)
Basic Video	(41,100)	(47,900)
Enhanced Video	33,300	34,600
Total Video	(7,800)	(13,300)

Internet	32,400	61,300
Telephony	29,200	61,300
Total organic RGU net additions	53,800	109,300

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	25.6%	23.9%
Internet as % of Two-way Homes Passed[30]	26.4%	25.4%
Telephony as % of Two-way Homes Passed[30]	24.7%	23.8%

Fixed-Line Customer Relationships
Customer Relationships[3]	7,175,000	7,147,600
Organic Customer Relationship Net Additions	1,500	10,500
RGUs per Customer Relationship	1.80	1.77
Q2 Monthly ARPU per Customer Relationship[8]	€24.94	€24.07

Customer Bundling
Single-Play	53.5%	55.9%
Double-Play	12.5%	11.1%
Triple-Play	34.0%	33.0%

Mobile Subscribers[6]
Total Mobile subscribers	340,400	358,700
Q2 organic Mobile net additions (losses)	(6,300)	1,400

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2017 and 2016 (in millions, except % amounts).

	Three months ended June 30,			Six months ended June 30,
	2017	2016	Change	2017	2016	Change

Revenue	€592.4	€565.8	4.7%	€1,180.2	€1,121.1	5.3%

Adjusted Segment EBITDA	€377.3	€354.9	6.3%	€741.6	€698.7	6.1%

Net earnings (loss)	€15.3	€(15.8)		€22.8	€(22.9)
Net financial and other expense	77.1	52.4		131.5	142.6
Income tax expense	24.5	12.3		43.3	22.2
Earnings before interest and taxes ("EBIT")	116.9	48.9		197.6	141.9
Depreciation and amortization	200.1	204.6		412.9	418.0
Impairment, restructuring and other operating items, net	0.3	57.0		10.2	55.9
Share-based compensation expense	0.6	2.1		4.3	3.8
Related-party fees and allocations, net	59.4	42.3		116.6	79.1
Adjusted Segment EBITDA	€377.3	€354.9		€741.6	€698.7

Adjusted Segment EBITDA as % of revenue	63.7%	62.7%		62.8%	62.3%

The table below highlights the categories of our property, equipment and intangible asset additions22 for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	in millions, except % amounts

Customer premises equipment	€50.7	€27.8	€94.8	€57.6
New build and upgrade	49.5	46.5	95.3	86.9
Capacity	13.7	22.0	25.8	38.6
Baseline	30.4	29.1	50.7	48.0
Product and enablers	16.9	13.4	30.5	22.9
Capitalized subscriber acquisition costs	24.0	23.0	50.3	45.2
Property, equipment and intangible asset additions	185.2	161.8	347.4	299.2

Assets acquired under capital-related vendor financing arrangements and finance lease obligations	(45.9)	(41.5)	(94.8)	(78.0)
Changes in liabilities related to capital expenditures (including related party amounts)	(19.0)	(20.7)	(10.3)	(31.9)
Total capital expenditures[23]	€120.3	€99.6	€242.3	€189.3

Property, equipment and intangible asset additions as % of revenue	31.3%	28.6%	29.4%	26.7%

Third-Party Debt, Accrued Interest, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amount outstanding of Unitymedia's consolidated third-party debt and accrued interest, finance lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2017		2017
	Borrowing currency	€ equivalent
Senior Credit Facilities
€80 million Super Senior Revolving Credit Facility (EURIBOR+2.25%) due 2023		€—	€—
€420 million Senior Revolving Credit Facility (EURIBOR+2.75%) due 2023		—	—
$855 million Term Loan B Facility (LIBOR+2.25%) due 2025*	$240.0	210.3	—
Total Senior Credit Facilities		210.3	—

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€526.5	526.5	526.5
5.125% EUR Senior Secured Notes due 2023	€364.5	364.5	405.0
5.500% USD Senior Secured Notes due 2023	$900.0	788.6	934.8
5.625% EUR Senior Secured Notes due 2023	€245.0	245.0	280.0
5.750% EUR Senior Secured Notes due 2023	€364.5	364.5	405.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	481.9	514.2
4.625% EUR Senior Secured Notes due 2026	€420.0	420.0	420.0
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,166.0	5,460.5

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	788.6	841.4
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,488.6	1,541.4

Vendor financing		250.4	234.4
Derivative-related debt instruments		359.8	359.8
Finance lease obligations		6.5	6.6
Accrued third-party interest,deferred financing costs and fair value adjustments, net		103.0	42.8
Total carrying amount of third-party debt, accrued interest and finance lease obligations		7,584.6	7,645.5

Less:
Cash and cash equivalents		2.8	1.8
Net carrying amount of third-party debt and finance lease obligations[25]		€7,581.8	€7,643.7

Exchange rate ($ to €)		1.1413	1.0697

* In June, we issued the Term Loan B Facility, of which $240 million (€210 million) was drawn at June 30, 2017.

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UPC Holding Reports Preliminary Q2 2017 Results
Strong Q2 Financial Performance in CEE Region; UPC Operating Income Down While Segment OCF Improved in Switzerland/Austria
Positive RGU Performance in our Swiss Operation in Q2
Preparing for the Launch of our Swiss MySports Content in September
UPC Holding B.V. ("UPC Holding") provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms in seven countries that connected 6.7 million customers subscribing to 13.1 million television, internet and fixed-line telephony services as of June 30, 2017. In addition, UPC Holding served 219,000 mobile subscribers at June 30, 2017.

Operating highlights:

•	Q2 RGU[2] additions of 45,000 were in-line with our Q1 performance, but below the prior-year Q2 result of 82,000 additions, due to a softer performance in our Central and Eastern Europe ("CEE") segment

◦	Our Swiss/Austrian segment added 11,000 RGUs in Q2, a sequential and year-over-year improvement across all fixed-line products

▪	Refresh of our Swiss Connect & Play portfolio in mid-May enhancing our competitive positioning. New value propositions expected to improve tier-mix

◦
Our CEE segment gained 35,000 RGUs, a year-over-year deceleration across all three fixed-line products. This result was primarily related to weaker performances in Poland, Slovakia and our DTH[31] business, partially offset by higher cable additions in the Czech Republic

•
Our total Q2 video base contracted by 26,000 RGUs, with weaker trends in CEE (primarily due to higher DTH losses) on a year-over-year basis, that were only partially offset by improvements in Switzerland/Austria

◦	Our Horizon TV subscriber base, including Horizon-Lite[32], increased by 127,000 in Q2 to 24% of our total cable video base, with our strongest additions coming from Poland (53,000)

◦	MySports channels in Switzerland primed for September launch; UPC positioned to become the "Home of Sports" in the Swiss market for years to come

▪	Offering includes exclusive content featuring Swiss, Russian and Swedish ice hockey and European football, including German Bundesliga programming

•	Our broadband[5] base of 4.2 million RGUs increased by 34,000 in Q2, representing a decrease from the 41,000 internet RGUs that we added in Q2 2016

◦	Lower RGU additions in the CEE region (added 23,000 RGUs), were a function of weaker gross additions momentum across the region, with the exception of the Czech Republic

◦	Switzerland/Austria added 11,000 internet RGUs in Q2, a sequential and year-over-year uplift due to a better Swiss performance driven by upsell to single-play Horizon video customers

▪	In Austria, we increased our top speed from 250 to 300Mbps in Q2, now 2x the incumbent's broadband fixed-line top speed

◦	Added 228,000 WiFi Connect boxes in Q2, now in 29% of broadband sub base

•	Delivered Q2 telephony[19] RGU additions of 38,000, down 9,000 year-over-year, with improved trends in Switzerland/Austria that were more than offset by lower additions in CEE, mainly in Poland

•	Our mobile subscriber[6] base was up 23,000 in Q2, driven by 15,000 new subs in Switzerland/Austria on the back of the continued "10 for 10" promotion in Austria and a refreshed portfolio in Switzerland

◦	In June we added free EU roaming to our mobile offerings in Switzerland, a unique feature in the Swiss consumer and business-to-business[26] ("B2B") markets

•	B2B (including Small office/Home office ("SOHO")) revenue grew 11% in Q2 on a rebased basis

◦	Our momentum in Switzerland/Austria has further improved since we launched our new business fixed-line and mobile portfolios in Switzerland in early Spring

◦	On the SOHO front, we delivered better YoY RGU additions in Czech/Slovakia and Hungary

•	UPC's footprint expanded by over 190,000 premises across the CEE region and 23,000 premises in Switzerland/Austria during the first six months of 2017

◦
In addition, UPC Switzerland announced the leasing of fiber lines from third-party networks (not counted as homes passed) on a success-based basis, which is expected to broaden our reach and the marketability of UPC products by 200,000 premises by the end of 2018

Financial highlights*:

•	Rebased[7] revenue increased 1.5% in Q2 and 1% in H1 respectively

◦
CEE delivered 6% rebased revenue growth in Q2, driven by the net effect of (i) strong growth in our B2B business and (ii) higher cable revenue supported by solid RGU additions over the LTM period, partly offset by a 1% decline in the ARPU per RGU on an FX-neutral basis

◦
Switzerland/Austria's Q2 rebased revenue contraction of 1.5% was primarily related to the net effect of (i) lower ARPU per RGU, primarily related to a weaker tier-mix and competitive pressures and (ii) a higher contribution from B2B. At the same time, mobile revenue growth was limited as the contribution from the mobile subscriber growth was offset by lower handset sales

◦	Our Q2 and H1 results include favorable impacts of €2.5 million and €5.8 million, respectively, due to the release of unclaimed customer credits in Switzerland

•
Q2 blended ARPU[8] per customer was €27.09, relatively flat year-over-year on an FX-neutral basis[9], as slightly adverse trends in Switzerland/Austria, mainly related to a weaker tier-mix and competitive pressures, were offset by a 2% increase in CEE

•
Operating income declined 21% in Q2 to €102 million and 14% on a year-to-date basis to €207.5 million, as a result of the net impact of Segment OCF changes, as further described below, and higher related-party fees and allocations in both of the 2017 periods

•	Rebased Segment OCF[11] grew 4% in Q2 and 2.5% YTD, respectively

◦	Switzerland/Austria delivered 2% rebased Segment OCF growth in Q2, benefiting from direct and indirect cost controls that more than offset the revenue decline

◦	CEE delivered 7% rebased Segment OCF growth in Q2, largely due to the aforementioned revenue growth

◦	Looking ahead, we expect our OCF in H2 2017 to be negatively impacted by an increase in programming expense as a result of the launch of our MySports channels

•
Q2 segment property and equipment additions[12] were 29% of revenue, up from 23% in the prior-year period. On a YTD basis, segment property and equipment additions were 24.5% of revenue, as compared to 20% during the first six months last year

◦
The increases were primarily related to higher product & enablers spend that was largely due to a new transponder agreement for our DTH business in the CEE region. In addition, we reported higher new build & upgrade spend related to our footprint expansion

◦	Switzerland/Austria reported capital intensity of 19% in Q2, while CEE was 44%

•
At June 30, 2017, our fully-swapped third-party debt borrowing cost[13] was 4.9% and the average tenor of our third-party debt (excluding vendor financing) was over eight and a half years, pro forma to include the July repayment discussed below

•	In June, we completed the following refinancing activities

◦	Issued €635 million of 3.875% senior notes due 2029. The net proceeds, which were held in escrow (restricted cash) at June 30, were released on July 7 to redeem our 6.375% senior notes due 2022

◦	Issued €600 million of 3.625% senior secured notes due 2029 and used the net proceeds, together with existing cash, to prepay our €600 million Term Loan AO facility

•
Based on our results for Q2, and subject to the completion of our corresponding compliance reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.14x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.27x, each as calculated in accordance with our most restrictive covenants

•
At June 30, 2017, we had maximum undrawn commitments of €990 million. When our compliance reporting requirements have been completed, including the impact of the July 7 redemption mentioned above, we anticipate that €934 million of unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP14.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2017	2016

Footprint
Homes Passed[15]	13,707,100	13,028,100
Two-way Homes Passed[16]	13,532,600	12,826,800

Subscribers (RGUs)[2]
Basic Video[17]	1,407,000	1,525,400
Enhanced Video[18]	3,770,600	3,628,000
DTH[31]	811,300	824,700
Total Video	5,988,900	5,978,100

Internet[5]	4,200,300	4,021,000
Telephony[19]	2,932,100	2,746,000
Total RGUs	13,121,300	12,745,100

Q2 Organic RGU Net Additions (Losses)
Basic Video	(32,300)	(34,400)
Enhanced Video	21,700	29,800
DTH	(15,600)	(1,000)
Total Video	(26,200)	(5,600)

Internet	33,700	40,900
Telephony	37,800	46,700
Total organic RGU net additions	45,300	82,000

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[29]	72.8%	70.4%
Internet as % of Two-way Homes Passed[30]	31.0%	31.3%
Telephony as % of Two-way Homes Passed[30]	21.7%	21.4%

Fixed-Line Customer Relationships
Customer Relationships[3]	6,745,800	6,719,500
RGUs per Customer Relationship	1.95	1.90
Q2 Monthly ARPU per Customer Relationship[8]	€27.09	€26.76

Customer Bundling
Single-Play	42.2%	45.1%
Double-Play	21.2%	20.2%
Triple-Play	36.6%	34.7%

Mobile Subscribers[6]
Total Mobile subscribers	219,000	130,300
Q2 organic Mobile net additions	22,700	24,200

Q2 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	€18.62	€19.00
Including interconnect revenue	€21.02	€22.32

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2017 and 2016:

	Three months ended June 30,		Rebased Change	Six months ended June 30,		Rebased Change
	2017	2016		2017	2016
	in millions, except % amounts
Revenue
Switzerland/Austria	€395.4	€395.8	(1.5)%	€793.2	€788.6	(1.4)%
Central and Eastern Europe	262.1	242.6	6.4%	516.9	483.7	5.8%
Total	€657.5	€638.4	1.5%	€1,310.1	€1,272.3	1.3%

Segment OCF
Switzerland/Austria	€242.4	€233.4	2.3%	€482.1	€467.3	1.0%
Central and Eastern Europe	111.5	101.5	7.2%	215.9	201.9	5.5%
Other	(0.1)	(0.3)	N.M.	(0.7)	(0.7)	N.M.
Total Segment OCF	€353.8	€334.6	4.0%	€697.3	€668.5	2.5%

Operating income	€101.9	€128.7		€207.5	€242.2
Share-based compensation expense	3.8	3.4		5.4	7.0
Related-party fees and allocations, net	101.6	64.4		196.2	145.2
Depreciation and amortization	145.5	135.3		286.4	271.2
Impairment, restructuring and other operating items, net	1.0	2.8		1.8	2.9
Total Segment OCF	€353.8	€334.6		€697.3	€668.5

Segment OCF as percentage of revenue	53.8%	52.4%		53.2%	52.5%

Operating income as a percentage of revenue	15.5%	20.2%		15.8%	19.0%

N.M. - not meaningful

The following table provides details of our property and equipment additions22 and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	in millions, except % amounts
Customer premises equipment	€69.1	€66.2	€132.8	€121.2
New build and upgrade	43.8	34.8	69.9	53.1
Capacity	14.5	21.0	24.5	35.2
Baseline	28.8	31.8	63.5	56.0
Product and enablers	46.8	8.7	50.7	13.3
Property and equipment additions	203.0	162.5	341.4	278.8
Assets acquired under capital-related vendor financing arrangements	(206.7)	(163.7)	(421.3)	(324.3)
Assets contributed by parent company[33]	(7.9)	(4.7)	(13.1)	(7.0)
Assets acquired under capital leases	(44.1)	(0.1)	(51.8)	(2.7)
Changes in current liabilities related to capital expenditures (including related party amounts)	63.6	35.7	222.3	154.3
Total capital expenditures[23]	€7.9	€29.7	€77.5	€99.1

Regional Property and Equipment Additions
Switzerland/Austria	€74.8	€75.9	€137.8	€128.8
Central and Eastern Europe	115.9	73.0	183.5	127.3
Total segment property and equipment additions	190.7	148.9	321.3	256.1
Other[34]	12.3	13.6	20.1	22.7
Total	€203.0	€162.5	€341.4	€278.8

Segment property and equipment additions as a percentage of revenue[34]	29.0%	23.3%	24.5%	20.1%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding's consolidated third-party debt, capital lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2017		2017
	Borrowing currency	€ equivalent
Senior Credit Facility
4.000% EUR Facility AK due 2027	€600.0	600.0	600.0
5.375% USD Facility AL due 2025	$1,140.0	998.7	1,065.7
3.625% EUR Facility AQ due 2029	€600.0	600.0	—
Facility AO (EURIBOR + 3.00%) EUR due 2026	€—	—	600.0
Facility AP (LIBOR + 2.75%) USD due 2025	$2,150.0	1,883.9	2,010.0
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(2,198.7)	(1,665.7)
Total Senior Credit Facilities		1,883.9	2,610.0

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$1,140.0	998.7	1,065.7
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	—
Total Senior Secured Notes		2,198.7	1,665.7

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	600.0	600.0
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	319.8	327.2
3.875% EUR Senior Notes due 2029	€635.0	635.0	—
Total Senior Notes		2,004.8	1,377.2

Vendor financing		827.7	805.5
Capital lease obligations		79.8	38.6
Total third-party debt and capital lease obligations		6,994.9	6,497.0
Discounts and deferred financing costs		(44.1)	(41.9)
Total carrying amount of third-party debt and capital lease obligations		6,950.8	6,455.1
Less: cash and cash equivalents		19.2	14.7
Less: cash collateral held in escrow*		600.0	—
Net carrying amount of third-party debt and capital lease obligations[25]		€6,331.6	€6,440.4

Exchange rate ($ to €)		1.1413	1.0697
Exchange rate (CHF to €)		1.0946	1.0696

* In June, we issued €635 million of 3.875% senior notes due 2029. The net proceeds, which were held in escrow (restricted cash) at June 30, were released on July 7 to redeem our 6.375% senior notes due 2022

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Cable & Wireless Reports Preliminary Q2 2017 Results

Q2 Net Loss Decreased by $92 Million Year-Over-Year to $14 Million
Revenue 1% Higher, Adjusted Segment EBITDA up 8%, on rebased basis
Network Expansion On Track, ~80,000 Upgrades / New Builds in H1
Successfully Raised $700 Million For Refinancing in July
Cable & Wireless Communications Limited ("CWC") is the leading telecommunications operator in substantially all of its consumer markets, which are predominantly located in the Caribbean and Latin America, providing entertainment, information and communication services to 3.5 million mobile, 0.4 million television, 0.6 million internet and 0.6 million fixed-line telephony subscribers. In addition, CWC delivers B2B services and provides wholesale services over its sub-sea and terrestrial networks that connect over 40 markets across the region.

Liberty Global's Acquisition of CWC
On May 16, 2016, a subsidiary of Liberty Global acquired CWC (the "Liberty Global Transaction"). Revenue, Adjusted Segment EBITDA27 and subscriber statistics have been presented herein using Liberty Global’s definitions for all periods presented unless otherwise noted. Further adjustments to these metrics are possible as the integration process continues. Significant policy adjustments have been considered in our calculation of rebased growth rates for revenue and Adjusted Segment EBITDA. For additional information on Liberty Global’s definition of Adjusted Segment EBITDA and rebased growth rates, see footnotes 27 and 35, respectively. A reconciliation of net earnings (loss) to Adjusted Segment EBITDA is included in the Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions12 section below. In addition, effective for the 2016 fiscal year, CWC changed its fiscal year end from March 31 to December 31 to conform with Liberty Global.

Operating highlights:

•	Reported an organic RGU[2] decline of 16,000 in Q2, including declines in Video, Internet and Telephony subscribers of 4,000, 3,000 and 9,000, respectively

•	Mobile subscribers[6] decreased by 48,000 on an organic basis in Q2

•	Q2 subscriber highlights across our largest markets were as follows:

◦
In Panama, we added 10,000 RGUs during the quarter, including 4,000 internet and 3,000 cable video RGUs, as we continued to generate momentum behind our refreshed bundled offers and network improvement activities, which enabled faster speeds of up to 300 Mbps. We also continued to grow our DTH[31] base, adding 3,000 RGUs in Q2. On the mobile front, we lost 16,000 low-ARPU prepaid subscribers in the quarter

◦	In Jamaica, RGUs decreased by 12,000 in Q2 as subscribers declined across all fixed-line categories. Our mobile base grew by 3,000 subscribers as we continued to target increased market share

◦
In the Bahamas, we reported a small RGU decline of 1,000 in Q2 as continued penetration of our growing Fiber-to-the-Home (FttH) network generated 2,000 video adds, offset by a decline of 3,000 in voice subscribers. Our mobile subscriber base fell by 24,000 following the entry of a new competitor into the market in late 2016

◦	In Barbados, RGUs declined by 4,000, primarily due to lower fixed-line telephony subscribers and, to a lesser extent, declines in video and broadband caused by competition

◦	In Trinidad, we added 2,000 RGUs as growth in fixed-line telephony, through bundling promotions, more than offset a decline in video subscribers due to continued competitive intensity

Financial highlights*:

•	On a rebased basis[35], revenue was up 1% in Q2, as compared to the prior-year period. Our rebased growth rates reflect the impact of including the Carve-out Entities[36] in the prior-year periods

◦
Mobile revenue declined by 2% as 26% rebased growth in Jamaica was more than offset by an 18% decline in the Bahamas following the entry of a new competitor and reduced roaming rates year-over-year. In Panama, our largest mobile market, mobile revenue declined by 1% compared to the prior year, however mobile revenue was up 1% sequentially following the launch of new bundled offers to encourage voice and data usage

◦
Internet revenue was up 3% year-over-year, as subscriber growth in Panama drove revenue expansion, while price increases in Jamaica boosted that operations' revenue. These factors were partly offset by internet revenue declines in Barbados from subscriber losses

◦
Video revenue was 1% lower in Q2 primarily due to a decline in Trinidad, our largest video market, where we are working to stabilize our business in a challenging competitive and macroeconomic environment. These efforts generated some success in Q2, as the launch of refreshed bundles resulted in flat sequential video revenue in Trinidad

◦	Fixed-line telephony revenue was down 3% in the quarter, driven by a decline in subscribers across our footprint over the past year

◦	Managed services revenue grew 5%, as recurring revenue growth across the group was partly offset by a 7% decline in Panama, driven by a decline in low-margin equipment-related revenue

◦
Wholesale revenue, primarily representing our sub-sea business, was up 12% in Q2 on a rebased basis compared to the prior-year period. During Q2, we recognized $6 million on a cash basis, primarily related to services provided in prior quarters to a significant customer. Revenue recognized on a cash basis for this customer in Q1 2017 was $4 million

•	Net loss was $14 million in Q2, as compared to a net loss of $105 million in the prior-year quarter

◦
The decreased net loss represents the net impact of higher Adjusted Segment EBITDA, as described below, lower direct acquisition costs, reduced losses on debt extinguishment and a gain on derivatives, partly offset by increases in depreciation and amortization expenses and the impact of legal provision releases in Q2 2016

•	Adjusted Segment EBITDA was up 8%, on a rebased basis, in Q2, as compared to the prior-year period

◦
Rebased growth was driven by (i) an increased gross margin contribution from our managed services business, boosted by an improved mix of services in Q2 2017, (ii) the aggregate favorable impact of higher integration costs and higher bad debts in Q2 2016, and (iii) reductions in other costs, including consultancy, travel and office expenses. These factors were partially offset by higher content costs, primarily related to the Premier League rights

•	Our portion of Adjusted Segment EBITDA, after deducting the non-controlling interests' share, ("Proportionate Adjusted Segment EBITDA")[37] was $169 million for Q2 2017

•	Property, equipment and intangible asset additions represented 17% of revenue in Q2 versus 21% in the prior-year period

◦	The majority of spend in our Q2 related to CPE and network expansion activity with a total of ~30,000 two-way homes newly passed or upgraded in Q2

◦
Property and equipment additions are expected to increase in the second half of the year. However, based in part on our lower YTD spend, we are lowering our full-year 2017 expectation of property, equipment and intangible asset additions as a percentage of revenue from a range of 21% to 23% to a range of 18% to 20%

•
At June 30, 2017, our total net debt[37] was $3.4 billion, our Proportionate Net Debt[37] was $3.2 billion, our fully-swapped third-party debt borrowing cost[13] was 6.6%, and the average tenor of our third-party debt was five years

•
Based on Q2 2017 results, our Consolidated Net Leverage Ratio[38] was 4.18x. At June 30, 2017, we had maximum undrawn commitments of $742 million, including $117 million under our regional facilities. When our compliance reporting requirements have been completed and assuming no changes from June 30, 2017 borrowing levels, other than (i) a $50 million drawdown on our revolving credit facility to fund part of the contribution to the CWSF as described below and (ii) the removal of letters of credit issued in connection with pension fund obligations, we anticipate that availability under our revolving credit facilities (including regional facilities) will be limited to $692 million

•
On July 25, 2017, Cable & Wireless (Barbados) Limited (“Cable & Wireless Barbados”), announced a recommended offer by Cable and Wireless (West Indies) Limited (“CWWI”) to acquire all issued and outstanding common shares of Cable & Wireless Barbados not already owned by CWWI by way of an amalgamation under Barbados law for BBD$2.86 in cash per share, or an aggregate of approximately BBD$77 million ($38 million). CWWI is an indirect wholly-owned subsidiary of CWC that currently owns approximately 81% of the issued and outstanding common shares of Cable & Wireless Barbados.  The proposed transaction is subject to the approval of two-thirds of the votes cast by the Cable & Wireless Barbados shareholders at a special meeting, scheduled for August 24, 2017.  CWWI intends to vote its shares in support thereof, with expected completion at the end of August or beginning of September 2017.  It is anticipated that the consideration will be paid for using funds currently available at Cable & Wireless Barbados

•
The Liberty Global Transaction constituted a “change of control” under a contingent funding agreement (the "Contingent Funding Agreement") between CWC and the trustee of the Cable & Wireless Superannuation Fund ("CWSF"). Under the terms of the Contingent Funding Agreement, the change in control provided the trustee of the CWSF with the right to satisfy certain funding requirements of the CWSF through the utilization of letters of credit aggregating £100 million that were put in place in connection with our acquisition of Columbus International Inc. in March 2015. On June 26, 2017, the trustee of the CWSF elected to drawdown the full £100 million ($130 million at the applicable exchange rate) available under the letters of credit, which amount was contributed to the CWSF on July 3, 2017

◦
Taking into account the £100 million contribution and based on the triennial valuation that was completed in July 2017, no funding deficit exists with respect to the CWSF. As a result, we do not expect to make material contributions to the CWSF through April 2019

◦	Prior to the outcome of the triennial valuation, our contributions necessary to fund the CWSF had been expected to range from nil to $28.4 million per year during 2017, 2018 and 2019

•
In May 2017, CWC raised a new $1,125 million term loan facility (the CWC Term Loan B-3 Facility), which bears interest at a rate of LIBOR + 3.50% and matures in 2025. The proceeds were used to prepay the $1,100 million Term Loans due 2022, which bore interest at a rate of LIBOR + 4.75%

◦	In July 2017, the commitments under the CWC Term Loan B-3 Facility were increased by $700 million. The proceeds will be used to partially redeem the 7.375% USD Unsecured Notes due 2021

*
The financial figures contained in this release are prepared in accordance with IASB-IFRS[39]. CWC's financial condition and results of operations are included in Liberty Global’s consolidated financial statements under U.S. GAAP[14]. There are significant differences between the U.S. GAAP and IASB-IFRS presentations of our consolidated financial statements.

Operating Statistics Summary*

As of and for the three months ended June 30,
2017
Footprint
Homes Passed[15]	1,876,100
Two-way Homes Passed[16]	1,790,000

Subscribers (RGUs)[2]
Basic Video[17]	11,300
Enhanced Video[18]	342,900
DTH[31]	36,200
Total Video	390,400

Internet[5]	584,000
Telephony[19]	596,200
Total RGUs	1,570,600

Q2 Organic RGU Net Additions (Losses)
Basic Video	(700)
Enhanced Video	(5,900)
DTH	2,900
Total Video	(3,700)

Internet	(2,700)
Telephony	(9,200)
Total organic RGU net additions	(15,600)

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[29]	96.8%
Internet as % of Two-way Homes Passed[30]	32.6%
Telephony as % of Two-way Homes Passed[30]	33.3%

Fixed-Line Customer Relationships
Customer Relationships[3]	966,000
RGUs per Customer Relationship	1.63
Q2 Monthly ARPU per Customer Relationship[8]	$42.53

Customer Bundling
Single-Play	51.1%
Double-Play	35.2%
Triple-Play	13.7%

Mobile Subscribers[6]
Postpaid	301,700
Prepaid	3,199,600
Total Mobile subscribers	3,501,300

Q2 Postpaid net losses	(4,500)
Q2 Prepaid net losses	(43,700)
Total organic Mobile net losses	(48,200)

Q2 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	$15.14
Including interconnect revenue	$16.30

*
With the exception of the presentation of SOHO RGUs, subscriber statistics are generally presented in accordance with Liberty Global’s policies. SOHO subscribers have not been included in CWC’s RGU counts pending further verification. During the twelve months ended June 30, 2017, Liberty Global's review of CWC's subscriber counting policies has resulted in a total reduction of 223,900 Customer Relationships (including 181,500 during Q2 2017), 294,800 RGUs (including 205,100 during Q2 2017), and 191,800 Mobile subscribers (including 3,900 during Q2 2017), largely consisting of inactive and low-ARPU customers. The review of CWC’s subscribers is ongoing and further adjustments are possible.

Financial Results, Adjusted Segment EBITDA Reconciliation and Property, Equipment & Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2017 and 2016.

	Three months ended June 30,		Rebased change*	Six months ended June 30,		Rebased change*
	2017	2016		2017	2016
	in millions, except % amounts
Revenue
Caribbean	$267.9	$265.0	2.9%	$533.9	$543.0	0.4%
Panama	154.1	157.6	(2.2%)	307.8	323.3	(4.8%)
Networks and LatAm	91.6	68.7	13.7%	169.3	138.5	12.6%
BTC	66.2	75.4	(12.3%)	138.2	161.6	(14.5%)
Seychelles	15.0	14.5	6.6%	30.5	29.1	6.1%
	594.8	581.2	1.2%	1,179.7	1,195.5	(1.3%)
Corporate and intersegment eliminations	(10.5)	(7.6)	13.3%	(19.5)	(14.4)	19.1%
Total revenue	$584.3	$573.6	1.0%	$1,160.2	$1,181.1	(1.6%)

Adjusted Segment EBITDA	$216.9	$201.4	7.6%	$422.1	$484.7	(9.4%)
_______________

*
The rebased change compares revenue and Adjusted Segment EBITDA for the three and six months ended June 30, 2017 to the corresponding periods in the prior year and includes adjustments to neutralize FX, the impact of the Carve-out Entities and accounting policy differences. For additional information regarding our calculations of rebased growth, see footnote 35.

The following table reflects CWC's revenue for the three and six months ended June 30, 2017 and 2016 by product:

	Three-month period				Six-month period
	Three months ended June 30,		Percentage of total	Rebased change *	Six months ended June 30,		Percentage of total	Rebased change *
	2017	2016			2017	2016
	in millions, except % amounts
Product **:
Mobile	$220.0	$225.7	37.7%	(2.0%)	$437.2	$459.5	37.7%	(4.3%)
Managed services	95.6	89.1	16.4%	5.0%	191.9	188.1	16.6%	1.6%
Fixed voice	89.5	93.6	15.3%	(3.0%)	178.1	188.4	15.4%	(4.4%)
Internet	72.5	71.5	12.4%	2.9%	144.4	145.7	12.4%	0.9%
Wholesale	61.1	46.9	10.4%	12.3%	117.6	103.8	10.1%	6.2%
Video	45.6	46.8	7.8%	(1.2%)	91.0	95.6	7.8%	(2.5%)
Total	$584.3	$573.6	100.0%	1.0%	$1,160.2	$1,181.1	100.0%	(1.6%)
_______________

*
The rebased change compares revenue for the three and six months ended June 30, 2017 to the corresponding periods in the prior year and includes adjustments to neutralize FX, the impact of the Carve-out Entities and accounting policy differences. For additional information regarding our calculations of rebased growth, see footnote 35.

**	The revenue shown for mobile, fixed voice, internet and video includes both subscription and non-subscription revenue related to these products.

The following table reflects a reconciliation of our preliminary unaudited net earnings (loss) to Adjusted Segment EBITDA for the three and six months ended June 30, 2017 and 2016.

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	in millions, except % amounts

Net earnings (loss)	$(13.6)	$(105.2)	$(17.8)	$70.6
Interest expense	78.4	80.7	142.4	135.6
Realized and unrealized losses (gains) on derivative instruments, net	(19.8)	33.2	(43.2)	35.3
Foreign currency transaction losses (gains), net	6.0	(5.1)	13.5	(23.5)
Loss on debt extinguishment	14.4	41.8	14.4	41.8
Interest income	(1.9)	(2.6)	(5.2)	(8.0)
Other expense (income)	(4.5)	0.9	(2.5)	0.9
Income tax expense	9.2	12.3	10.0	28.9
Operating income	68.2	56.0	111.6	281.6
Depreciation and amortization	140.5	114.6	285.9	252.2
Impairment charges (recovery), net	—	—	2.0	(71.0)
Direct acquisition costs	1.1	51.5	3.3	53.7
Legal provision releases *	—	(23.5)	—	(23.5)
Other operating expense (income), net *	5.3	(21.7)	15.2	(39.3)
Share-based compensation expense	1.8	24.5	4.1	31.0
Adjusted Segment EBITDA	$216.9	$201.4	$422.1	$484.7

Adjusted Segment EBITDA as a percentage of revenue	37.1%	35.1%	36.4%	41.0%

Property, equipment and intangible asset additions	$100.7	$119.6	$161.2	$254.1

Property, equipment and intangible asset additions as a percentage of revenue	17.2%	20.9%	13.9%	21.5%
_______________

*
In connection with Liberty Global’s review of our accounting policies and estimates following the Liberty Global Transaction, certain accruals that were originally recorded in prior periods have been released. In this respect, for both of the three and six month periods ended June 30, 2016, (i) Legal provision releases include the release of litigation accruals aggregating $23.5 million and (ii) Other operating expense (income), net, includes the release of restructuring accruals aggregating $30.2 million.

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and U.S. dollar equivalent of the nominal amount outstanding of CWC's consolidated third-party debt, finance lease obligations and cash and cash equivalents (in millions):

	June 30,		March 31,
	2017		2017
	Borrowing currency	$ equivalent
Senior Credit Facility
Term Loan B-3 Facility due 2025 (LIBOR + 3.50%)	$1,125.0	$1,125.0	$—
Term Loans due 2022 (LIBOR + 4.75%)	$1,100.0	—	1,100.0
$625.0 million USD Revolving Credit Facility (LIBOR +3.25%) due 2023		—	—
Total Senior Credit Facility		1,125.0	1,100.0

Senior Notes
8.625% GBP Unsecured Bonds due 2019	£146.7	190.8	184.0
7.375% USD Unsecured Notes due 2021	$1,250.0	1,250.0	1,250.0
6.875% USD Unsecured Notes due 2022	$750.0	750.0	750.0
Total Senior Notes		2,190.8	2,184.0

Other Regional Debt*		393.3	386.9
Vendor financing		20.0	—
Finance lease obligations		15.1	15.0
Total third-party debt and finance lease obligations		3,744.2	3,685.9
Discounts and deferred financing costs, net		(45.9)	(60.4)
Total carrying amount of third-party debt and finance lease obligations		3,698.3	3,625.5
Less: cash and cash equivalents		325.1	288.4
Net carrying amount of third-party debt and finance lease obligations[25]		$3,373.2	$3,337.1

Exchange rate (£ to $)		0.7688	0.7973
_______________

*	Represents loans and facilities denominated in U.S. dollars or currencies linked to the U.S. dollar.

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VTR Reports Preliminary Q2 2017 Results

10th Consecutive Quarter of Customer Additions, including 23,000 in Q2
34,000 RGU Adds Boosted by Compelling Bundles & New Builds
Mobile Momentum Continues with 14,000 Subscriber Additions in Q2
Operating Income of CLP 37 Billion in Q2, up 50% Year-over-Year
Robust Q2 Results with 8% Revenue and 11% Segment OCF Growth

VTR Finance B.V. ("VTR Finance"), through VTR.com ("VTR"), is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.4 million customers at June 30, 2017.

Operating highlights:

•	Over 70,000 customer[3] additions over the last twelve months, including 23,000 in Q2

•	34,000 RGU[2] additions in Q2, bringing the last twelve months total to 83,000

◦	Broadband RGU additions of 26,000 in Q2, with over 60% of new sales taking packages containing speeds of 120 Mbps or higher

◦
Added 12,000 video RGUs during Q2, our strongest quarterly video performance in eight quarters, as our best-in-class HD channel offering and cutting-edge video-on-demand user interface continues to resonate with customers

•	Surpassed 260,000 next-generation WiFi "Connect Boxes" as of the end of Q2 2017; devices significantly enhance the quality of the in-home broadband connection

•	Launched nationwide 200 Mbps broadband service in April, reinforcing our speed leadership

◦	Increased broadband speed in entry-tier packages to 30 Mbps from 20 Mbps

•	New build/upgrade initiatives on track with over 100,000 premises added in H1 2017

•	B2B business continues to progress with focus on Small Office/Home Office ("SOHO")

◦	45,000 SOHO RGUs at the end of Q2, nearly 2x higher than YE 2016

◦	75% of SOHO customers subscribe to a broadband product of at least 120 Mbps

•	Mobile[6] base approaching 200,000 subscribers as of June 30, 2017

◦	Record postpaid mobile additions of 15,000 in Q2, as we added more data allowances to all postpaid packages for both new and existing customers

Financial highlights*:

•	Revenue for Q2 and YTD 2017 increased 8% and 7% to CLP 153 billion and CLP 304 billion, respectively, as compared to the prior-year periods

◦	The increases were driven by (i) higher ARPU[8] per RGU and an increase in the average number of subscribers and (ii) higher mobile subscription revenue, driven by subscriber growth

•	ARPU per customer relationship grew 2% year-over-year in Q2 to CLP 33,831

•	Operating income increased 50% to CLP 36.5 billion in Q2 and increased 42% to CLP 73.8 billion in H1, as compared to the corresponding prior-year periods

◦	Primarily represents the impact of increased Segment OCF, as described below, and lower depreciation and amortization

•	Q2 Segment OCF[11] growth of 11% for each of the Q2 2017 and H1 2017 periods to CLP 61 billion and CLP 121 billion, respectively

◦	The increases were due to revenue growth and continued cost efficiencies

•	Property & equipment additions[12] of CLP 32 billion in Q2 2017 and CLP 68 billion in H1 2017

◦	P&E additions during Q2 and H1 were 21% and 22% of revenue, respectively, as compared to 27% in each of the corresponding prior-year periods

◦	We continue to expect our FY 2017 P&E additions as a percentage of revenue to range between 21% and 23%

◦	Delivered 52,000 new/upgraded homes in Q2, bringing the H1 2017 total to over 100,000

•	As of June 30, 2017, our fully-swapped third-party debt borrowing cost[13] was 6.5% and the average tenor of third-party debt (excluding vendor financing) was over six and a half years

•
Based on our results for Q2 2017, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio[40] was 3.53x, calculated in accordance with the indenture governing the senior secured notes

•
At June 30, 2017, we had maximum undrawn commitments of $160 million (CLP 106 billion) and CLP 44 billion. When our Q2 compliance reporting requirements have been completed and assuming no changes from June 30, 2017 borrowing levels, we anticipate that the full amount of our unused commitments will be available to be drawn

* The financial figures contained in this release are prepared in accordance with U.S. GAAP14.

Operating Statistics Summary

	As of and for the three months ended June 30,
	2017	2016

Footprint
Homes Passed[15]	3,319,300	3,150,600
Two-way Homes Passed[16]	2,817,200	2,638,600

Subscribers (RGUs)[2]
Basic Video[17]	73,000	87,400
Enhanced Video[18]	992,100	953,300
Total Video	1,065,100	1,040,700

Internet[5]	1,143,400	1,056,200
Telephony[19]	646,200	675,100
Total RGUs	2,854,700	2,772,000

Q2 Organic RGU Net Additions (Losses)
Basic Video	(2,700)	(2,800)
Enhanced Video	14,900	13,100
Total Video	12,200	10,300

Internet	25,600	29,800
Telephony	(4,000)	(3,300)
Total organic RGU net additions	33,800	36,800

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[29]	93.1%	91.6%
Internet as % of Two-way Homes Passed[30]	40.6%	40.0%
Telephony as % of Two-way Homes Passed[30]	22.9%	25.6%

Fixed-Line Customer Relationships
Customer Relationships[3]	1,375,500	1,303,800
RGUs per Customer Relationship	2.08	2.13
Q2 Monthly ARPU per Customer Relationship[8]	CLP 33,831	CLP 33,078

Customer Bundling
Single-Play	32.0%	31.0%
Double-Play	28.4%	25.4%
Triple-Play	39.6%	43.6%

Mobile Subscribers[6]
Postpaid	185,900	130,100
Prepaid	7,100	8,900
Total Mobile subscribers	193,000	139,000

Q2 Postpaid net additions	14,900	8,000
Q2 Prepaid net losses	(600)	(1,000)
Total organic Mobile net additions	14,300	7,000

Q2 Monthly ARPU per Mobile Subscriber[21]
Excluding interconnect revenue	CLP 15,685	CLP 16,231
Including interconnect revenue	CLP 17,442	CLP 17,975

Financial Results, Segment OCF Reconciliation and Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and six months ended June 30, 2017 and 2016.

	Three months ended June 30,			Six months ended June 30,
	2017	2016	Change	2017	2016	Change
	CLP in billions, except % amounts
Revenue	153.4	142.6	7.6%	303.6	282.8	7.4%

Segment OCF	61.3	55.4	10.6%	121.2	108.9	11.3%

Operating income	36.5	24.4		73.8	52.0
Share-based compensation expense	0.3	0.8		1.2	1.2
Related-party fees and allocations	2.3	4.1		5.0	7.2
Depreciation and amortization	19.6	20.6		37.5	42.6
Impairment, restructuring and other operating items, net	2.6	5.5		3.7	5.9
Segment OCF	61.3	55.4		121.2	108.9

Segment OCF as a percentage of revenue	40.0%	38.8%		39.9%	38.5%

Operating income as a percentage of revenue	23.8%	17.1%		24.3%	18.4%

The table below highlights the categories of our property and equipment additions22 for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	CLP in billions, except % amounts

Customer premises equipment	17.2	17.8	39.0	34.5
New build and upgrade	5.2	5.8	11.1	11.2
Capacity	2.4	5.2	6.9	10.8
Baseline	3.9	7.1	7.6	12.2
Product and enablers	3.1	2.8	3.6	6.7
Property and equipment additions	31.8	38.7	68.2	75.4

Assets acquired under capital-related vendor financing arrangements	(13.4)	(11.6)	(22.6)	(11.6)
Assets acquired under capital leases	(0.2)	(0.1)	(0.2)	(0.1)
Changes in liabilities related to capital expenditures	(0.1)	(6.2)	(14.9)	(22.3)
Total capital expenditures[23]	18.1	20.8	30.5	41.4

Property and equipment additions as % of revenue	20.7%	27.1%	22.5%	26.7%

Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's consolidated third-party debt, capital lease obligations and cash and cash equivalents:

June 30,			March 31,
2017			2017
Borrowing currency in millions		CLP equivalent in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	929.4	924.5
$160.0 million VTR USD Credit Facility due 2020		—	—
CLP 44,000.0 million VTR CLP Credit Facility due 2019		—	—
Vendor Financing		48.5	36.8
Capital lease obligations		0.6	0.4
Total third-party debt and capital lease obligations		978.5	961.7
Deferred financing costs		(15.6)	(15.9)
Total carrying amount of third-party debt and capital lease obligations		962.9	945.8
Less: cash and cash equivalents		109.7	65.3
Net carrying amount of third-party debt and capital lease obligations[25]		853.2	880.5

Exchange rate (CLP to $)		663.9	660.4

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future financial and operational growth prospects and opportunities; the expected impact of the analog switch-off in Germany on, among other things, our revenue in 2017; expectations with respect to the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including product and equipment enhancements, propositions and upgrades; plans and expectations relating to new build and network upgrade activities (including Project Lightning in the U.K.); expectations regarding the impact on our Swiss business of leasing fiber lines and the launch of MySports channels; future P&E additions as a percentage of revenue; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global’s most recently filed Form 10-K, as amended, and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Rebecca Pike	+44 20 8483 6216
John Rea	+1 303 220 4238

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	James Lusher	+44 333 000 2900

Cable & Wireless Investor Relations		Cable & Wireless Corporate Communications:
Kunal Patel	+1 786 376 9294	Claudia Restrepo	+1 786 218 0407

About Liberty Global

Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our 25 million customers who subscribe to 51 million television, broadband internet and telephony services. We also serve over 10 million mobile subscribers and offer WiFi service across 10 million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. The Liberty Global Group also owns 50% of VodafoneZiggo, a Dutch joint venture, which has 4 million customers, 10 million fixed-line subscribers and 5 million mobile subscribers. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. In addition, the LiLAC Group operates a sub-sea fiber network throughout the region in over 40 markets.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2017
					Video
	Homes Passed(15)	Two-way Homes Passed(16)	Fixed-Line Customer Relationships(3)	Total RGUs(2)	Basic Video Subscribers(17)	Enhanced Video Subscribers(18)	DTH Subscribers(31)	Total Video	Internet Subscribers(5)	Telephony Subscribers(19)	Total Mobile Subscribers

Operating Data
Switzerland[41]	2,255,900	2,255,900	1,271,400	2,509,700	560,900	671,900	—	1,232,800	752,600	524,300	92,500
Austria	1,399,000	1,399,000	652,400	1,422,300	99,600	372,500	—	472,100	508,500	441,700	47,200
Poland	3,224,100	3,164,000	1,429,200	2,957,500	198,200	1,013,900	—	1,212,100	1,117,500	627,900	4,600
Romania	2,984,800	2,940,800	1,297,100	2,318,000	254,100	654,900	352,100	1,261,100	553,700	503,200	—
Hungary	1,748,500	1,731,000	1,111,200	2,210,700	109,400	563,700	277,900	951,000	654,600	605,100	74,700
Czech Republic	1,498,700	1,465,400	715,600	1,259,000	159,500	355,300	105,100	619,900	486,400	152,700	—
Slovakia	596,100	576,500	268,900	444,100	25,300	138,400	76,200	239,900	127,000	77,200	—
Total UPC Holding	13,707,100	13,532,600	6,745,800	13,121,300	1,407,000	3,770,600	811,300	5,988,900	4,200,300	2,932,100	219,000

United Kingdom	13,675,600	13,663,500	5,373,000	13,275,200	—	3,809,800	—	3,809,800	5,028,300	4,437,100	2,995,600
Ireland	865,900	822,700	452,100	1,017,500	27,500	269,000	—	296,500	366,100	354,900	40,500
Total Virgin Media	14,541,500	14,486,200	5,825,100	14,292,700	27,500	4,078,800	—	4,106,300	5,394,400	4,792,000	3,036,100

Panama	528,400	472,100	187,600	307,200	—	45,200	36,200	81,400	101,300	124,500	1,765,300
Jamaica	426,500	416,500	261,200	439,600	—	95,200	—	95,200	148,200	196,200	933,900
Trinidad and Tobago	312,900	312,900	161,100	273,000	—	111,600	—	111,600	123,400	38,000	—
Barbados	123,100	123,100	97,400	156,900	—	17,400	—	17,400	61,900	77,600	125,600
Bahamas	128,900	128,900	52,000	84,700	—	5,500	—	5,500	27,200	52,000	285,200
Other	356,300	336,500	206,700	309,200	11,300	68,000	—	79,300	122,000	107,900	391,300
Total CWC	1,876,100	1,790,000	966,000	1,570,600	11,300	342,900	36,200	390,400	584,000	596,200	3,501,300

Q2 Organic Variance
Switzerland	4,800	4,800	(10,000)	6,100	(8,100)	(300)	—	(8,400)	8,100	6,400	7,200
Austria	4,500	4,500	(800)	4,500	(10,000)	4,900	—	(5,100)	2,600	7,000	8,200
Poland	40,000	40,400	(1,300)	1,900	(5,200)	3,400	—	(1,800)	6,000	(2,300)	(300)
Romania	55,300	56,800	2,200	21,400	(4,400)	7,500	(4,300)	(1,200)	7,700	14,900	—
Hungary	10,400	10,400	(2,900)	16,100	(9,400)	12,600	(6,900)	(3,700)	7,700	12,100	7,600
Czech Republic	14,700	14,700	(1,400)	13,400	6,600	100	(4,000)	2,700	4,900	5,800	—
Slovakia	7,400	9,700	(10,000)	(18,100)	(1,800)	(6,500)	(400)	(8,700)	(3,300)	(6,100)	—
Total UPC Holding	137,100	141,300	(24,200)	45,300	(32,300)	21,700	(15,600)	(26,200)	33,700	37,800	22,700

United Kingdom	121,200	121,300	21,500	76,800	—	34,500	—	34,500	30,900	11,400	(20,100)
Ireland	9,600	10,600	(400)	1,300	(900)	(500)	—	(1,400)	1,700	1,000	12,600
Total Virgin Media	130,800	131,900	21,100	78,100	(900)	34,000	—	33,100	32,600	12,400	(7,500)

Panama	600	18,900	5,200	9,500	—	2,700	2,900	5,600	3,600	300	(17,900)
Jamaica	2,200	2,200	(13,100)	(12,400)	—	(2,800)	—	(2,800)	(3,100)	(6,500)	2,900
Trinidad and Tobago	1,200	1,200	(2,300)	2,000	—	(2,500)	—	(2,500)	(100)	4,600	—
Barbados	600	600	7,900	(3,700)	—	(700)	—	(700)	(1,100)	(1,900)	(3,000)
Bahamas	—	—	(2,700)	(500)	—	1,800	—	1,800	400	(2,700)	(24,200)
Other	—	—	(8,900)	(10,500)	(700)	(4,400)	—	(5,100)	(2,400)	(3,000)	(6,000)
Total CWC	4,600	22,900	(13,900)	(15,600)	(700)	(5,900)	2,900	(3,700)	(2,700)	(9,200)	(48,200)

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended June 30, 2017

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers[6]

Switzerland[41]	—	92,500	92,500
Austria	—	47,200	47,200
Poland	—	4,600	4,600
Romania	—	—	—
Hungary	—	74,700	74,700
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	219,000	219,000

United Kingdom	575,500	2,420,100	2,995,600
Ireland	—	40,500	40,500
Total Virgin Media	575,500	2,460,600	3,036,100

Panama	1,599,200	166,100	1,765,300
Jamaica	914,900	19,000	933,900
Barbados	96,800	28,800	125,600
Bahamas	255,600	29,600	285,200
Other	333,100	58,200	391,300
Total CWC	3,199,600	301,700	3,501,300

Organic Mobile Subscriber Variance	June 30, 2017 vs. March 31, 2017

Switzerland	—	7,200	7,200
Austria	—	8,200	8,200
Poland	—	(300)	(300)
Romania	—	—	—
Hungary	—	7,600	7,600
Czech Republic	—	—	—
Slovakia	—	—	—
Total UPC Holding	—	22,700	22,700

United Kingdom	(29,600)	9,500	(20,100)
Ireland	—	12,600	12,600
Total Virgin Media	(29,600)	22,100	(7,500)

Panama	(16,200)	(1,700)	(17,900)
Jamaica	3,000	(100)	2,900
Barbados	(2,500)	(500)	(3,000)
Bahamas	(22,300)	(1,900)	(24,200)
Other	(5,700)	(300)	(6,000)
Total CWC	(43,700)	(4,500)	(48,200)

Footnotes

[1]
Project Lightning premises includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland.

[2]
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2017 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[3]
Fixed-line Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Fixed-line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[4]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[5]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network (defined below). Our Internet Subscribers exclude 42,100 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 88,200 subscribers who have requested and received this service.

[6]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[7]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three and six months ended June 30, 2016 of the applicable borrowing groups to (i) in the case of the Virgin Media borrowing group, include the pre-acquisition revenue and Segment OCF of two small entities acquired during 2016 in our rebased amounts for the three and six months ended June 30, 2016 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three and six months ended June 30, 2017, (ii) in the case of the UPC Holding borrowing group, include the pre-acquisition revenue and Segment OCF of two small entities acquired during 2016 and 2017 in our rebased amounts for the three and six months ended June 30, 2016 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three and six months ended June 30, 2017, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of our Irish MMDS (as defined below) customer base from our rebased amounts for the three and six months ended June 30, 2016 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three and six months ended June 30, 2017, and (iv) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three and six months ended June 30, 2016 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2017. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated August 7, 2017, Liberty Global Reports Fiscal 2016 Results. The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Revenue		OCF
	Three months ended June 30, 2016	Six months ended June 30, 2016	Three months ended June 30, 2016	Six months ended June 30, 2016
	in millions
Virgin Media
Acquisition	£8.6	£45.8	£(3.4)	£(7.2)
Dispositions	(1.8)	(11.4)	(1.1)	(5.3)
Foreign Currency	8.6	32.3	2.7	14.7
Total decrease	£15.4	£66.7	£(1.8)	£2.2

UPC Holding
Acquisition	€2.2	€4.5	€1.2	€2.5
Foreign Currency	7.4	16.2	4.5	9.9
Total increase	€9.6	€20.7	€5.7	€12.4

[8]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue (subscription revenue excludes interconnect, channel carriage fees, mobile handset sales, late fees and installation fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average of the opening and closing balances for customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average of the opening and closing balances for mobile subscribers for the period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average of the opening and closing balances of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.

[9]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[10]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" or "split-contract" mobile proposition). Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[11]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.

[12]
Property and equipment additions (or in the case of Unitymedia and CWC, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[13]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[14]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

[15]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks used in Switzerland (see note 41) we do not report homes passed for Switzerland’s partner networks.

[16]	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

[17]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 179,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

[18]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland over partner networks receive basic video services from the partner networks as opposed to our operations.

[19]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 32,200 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 112,400 subscribers who have requested and received this service.

[20]
Fixed-mobile Convergence penetration represents the number of customers who subscribe to both Virgin Media's internet service and postpaid mobile telephony service, divided by the number of customers who subscribe to Virgin Media's internet service.

[21]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[22]
Beginning January 1, 2017, we changed the categories of our property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) from the National Cable & Telecommunications Association ("NCTA") classification approach to a new categorization, which aligns to our internal categories. We also applied this change retroactively to the prior-year period. The new categories are (i) customer premises equipment, (ii) new build & upgrade, (iii) capacity, (iv) baseline and (v) product & enablers. Customer premises equipment includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE. New build & upgrade includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network. Capacity includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers core and access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections. Baseline includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Our baseline category relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet. Product & enablers represents discretionary capitalizable costs and includes investments (a) required to support, maintain, launch or innovate in new customer products, and (b) in infrastructure, which drive operational efficiency over the long term. The following tables set forth the 2016 quarterly property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) based upon our revised presentation.

	Three months ended,				Year ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016

Virgin Media (in millions)
Customer premises equipment	£80.0	£70.7	£80.7	£106.6	£338.0
New build and upgrade	56.1	74.6	89.1	179.2	399.0
Capacity	31.5	39.6	31.1	43.7	145.9
Baseline	50.7	57.3	56.0	49.7	213.7
Product and enablers	39.1	39.3	53.3	89.0	220.7
Total	£257.4	£281.5	£310.2	£468.2	£1,317.3

Unitymedia (in millions)
Customer premises equipment	€29.8	€27.8	€26.2	€29.3	€113.1
New build and upgrade	40.4	46.5	45.3	53.9	186.1
Capacity	16.6	22.0	11.8	14.9	65.3
Baseline	18.9	29.1	21.4	29.5	98.9
Product and enablers	9.5	13.4	23.2	28.2	74.3
Capitalized subscriber acquisition costs	22.2	23.0	24.7	26.5	96.4
Total	€137.4	€161.8	€152.6	€182.3	€634.1

UPC (in millions)
Customer premises equipment	€55.0	€66.2	€45.5	€56.8	€223.5
New build and upgrade	18.3	34.8	41.1	64.2	158.4
Capacity	14.2	21.0	23.1	37.7	96.0
Baseline	24.2	31.8	30.1	51.4	137.5
Product and enablers	4.6	8.7	11.9	10.1	35.3
Total	€116.3	€162.5	€151.7	€220.2	€650.7

VTR (CLP, in billions)
Customer premises equipment	16.7	17.8	17.0	11.8	63.3
New build and upgrade	5.4	5.8	4.7	2.1	18.0
Capacity	5.6	5.2	2.7	2.8	16.3
Baseline	5.1	7.1	2.2	4.1	18.5
Product and enablers	3.9	2.8	3.5	5.5	15.7
Total	36.7	38.7	30.1	26.3	131.8

[23]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

[24]	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

[25]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP, EU-IFRS or IASB-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[26]
B2B subscription revenue represents revenue from services to certain SOHO subscribers (fixed and mobile). B2B non-subscription revenue includes business broadband internet, video, voice, mobile and data services offered to medium to large enterprises and, on a wholesale basis, to other operators.

[27]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, provisions and provision releases related to significant litigation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS or IASB-IFRS measures of income or cash flows. A reconciliation of net loss to Adjusted Segment EBITDA is presented in the Unitymedia section of this release.

[28]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[29]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[30]	Broadband and telephony penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by total Two-way Homes Passed.

[31]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[32]
Horizon-Lite relates to our more basic version of Horizon TV, where we are upgrading the software of legacy two-way capable boxes in the field with a Horizon-like user interface, that also offers access to on-demand content, different apps and in certain cases Replay TV functionality. We have launched Horizon-Lite in certain CEE markets, such as the Czech Republic, Slovakia, Hungary and Romania.

[33]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

[34]
UPC Holding's property and equipment additions include amounts that represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. These amounts, which are included in "Other", are excluded from the calculation of segment property and equipment additions as a percentage of revenue. The centrally-procured equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding. Equipment transferred outside of UPC Holding is reflected as a reduction to UPC Holding's property and equipment additions in the period in which the equipment is transferred.

[35]
For purposes of calculating rebased growth rates on a comparable basis for the CWC borrowing group, we have adjusted the historical revenue and Adjusted Segment EBITDA for the three and six months ended June 30, 2016 to (i) reflect the impacts of the alignment to Liberty Global’s accounting policies, (ii) include the pre-acquisition revenue and Segment OCF of the Carve-out Entities for the three and six months ended June 30, 2016 to the same extent that the revenue and Segment OCF of the Carve-out Entities, as defined below, are included in our results for the three and six months ended June 30, 2017 and (iii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2016 at the applicable average foreign currency exchange rates that were used to translate CWC's results for the three and six months ended June 30, 2017. The most significant adjustments to conform to Liberty Global's policies relate to the capitalization of certain installation activities that previously were expensed, the reflection of certain lease arrangements as capital leases that previously were accounted for as operating leases and the reflection of certain time-based licenses as operating expenses that previously were capitalized. We have not adjusted the three and six months ended June 30, 2016 to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that have been implemented in the three and six months ended June 30, 2017. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and Adjusted Segment EBITDA that would have occurred if the acquisition of CWC had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and Adjusted Segment EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. The following table provides adjustments made to the 2016 amounts to derive our rebased growth rates for CWC:

	Revenue		OCF
	Three months ended June 30, 2016	Six months ended June 30, 2016	Three months ended June 30, 2016	Six months ended June 30, 2016
	in millions
CWC
Policy Differences	$—	$—	$(1.2)	$(16.2)
Carve-out Entities	9.8	9.8	1.5	1.5
Foreign Currency	(4.8)	(1.4)	(10.6)	(4.3)
Total	$5.0	$8.4	$(10.3)	$(19.0)

[36]
In connection with the acquisition of CWC by Liberty Global, and an acquisition made by CWC in 2015, certain entities (the Carve-out Entities) that hold licenses granted by the U.S. Federal Communications Commission (the FCC) were transferred to entities not controlled by our company or CWC. The arrangements with respect to the Carve-out Entities, which were executed in connection with our acquisition of CWC and the acquisition made by CWC in 2015, contemplated that upon receipt of regulatory approval, CWC would acquire the Carve-out Entities. On March 8, 2017, the FCC granted its approval for CWC’s acquisition of the Carve-out Entities. Accordingly, on April 1, 2017, subsidiaries of CWC acquired the Carve-out Entities for an aggregate purchase price of $86.2 million, which represents the amount due under notes receivable that were exchanged for the equity of the Carve-out Entities.

[37]
Total net debt is equal to the nominal amount outstanding of CWC's consolidated third-party debt and finance lease obligations, less cash and cash equivalents. Proportionate Net Debt is equal to the total net third-party debt less the noncontrolling interests' share of net third-party debt and Proportionate Adjusted Segment EBITDA is equal to Adjusted Segment EBITDA less the noncontrolling interests' share of Adjusted Segment EBITDA.  Our internal decision makers believe Proportionate Net Debt and Proportionate Adjusted Segment EBITDA are meaningful measures when assessing leverage of the company because each measure excludes the noncontrolling interests' respective share of CWC’s total net debt and total Adjusted Segment EBITDA, respectively. These measures provide investors with a means to assess the relative leverage of CWC's wholly-owned and non-wholly-owned operations on a basis that is consistent with CWC's debt structure, in that most of CWC's consolidated debt is not an obligation of CWC's non-wholly-owned subsidiaries. Proportionate Adjusted Segment EBITDA  is not intended to represent the cash that may be distributed to CWC by its non-wholly owned subsidiaries or that might be available to repay debt, nor is it a measure of CWC’s proportionate earnings in that Proportionate Adjusted Segment EBITDA does not include all of the costs that are included in net earnings or loss or other GAAP measures of earnings. At June 30, 2017, the noncontrolling interests' share of CWC’s net third-party debt was $151 million. The noncontrolling interests’ share of CWC’s Adjusted Segment EBITDA was $48.0 million and $94.8 million during the three and six months ended June 30, 2017, respectively.

[38]
Consolidated Net Leverage Ratio is defined in accordance with CWC's Credit Agreement dated May 26, 2017, taking into account the ratio of its outstanding indebtedness (subject to certain exclusions) less its cash and cash equivalents to its Consolidated EBITDA for the last twelve months, reduced proportionately to reflect any non-controlling interests in both indebtedness and EBITDA.

[39]	International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (IASB), are referred to as IASB-IFRS.

[40]
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

[41]
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2017, Switzerland’s partner networks account for 132,400 Customer Relationships, 290,200 RGUs, 104,500 Enhanced Video Subscribers, 107,700 Internet Subscribers, and 78,000 Telephony Subscribers.

Additional General Notes:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. Due to system limitations, SOHO customers of CWC are not included in our respective RGU and customer counts as of June 30, 2017. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities, including CWC, is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.